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                                                                  EXHIBIT 10.14
                                                                  [TPI GROUP 2]
                              DEVELOPMENT AGREEMENT

                        (CLARE BRIDGE OF BRICK TOWNSHIP)

         THIS DEVELOPMENT AGREEMENT (the "Agreement") is made as of the 31st day of March, 1999, by and between ALTERNATIVE LIVING SERVICES, INC., a Delaware corporation ("Developer"), and THIRD PARTY INVESTORS I, L.L.C., a Delaware limited liability company ("Owner").

         WHEREAS, pursuant to a Purchase and Sale Agreement dated as of March 31, 1999 ("Purchase Agreement"), Owner has purchased the right to acquire, develop and own an assisted living project (the "Facility") to be located in _____________, _____________ County, _______________, as more particularly described on Exhibit A (the "Site"; together with the Facility, the "Project");

         WHEREAS, Owner wishes to engage Developer for certain development, design and construction services with respect to the Facility, and Developer desires to provide such services, pursuant to the terms set forth herein; and

         WHEREAS, Owner and Developer desire herein to amend and restate the Original Development Agreement is its entirety as of said effective date.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I
                        APPOINTMENT OF DEVELOPER AND TERM

         1.1 Appointment of Developer. Owner hereby appoints Developer and Developer hereby accepts appointment, subject to the terms and conditions of this Agreement, as development agent to provide certain development, design and construction management services with respect to the Project.

         1.2 Term. This Agreement shall begin upon execution by the parties and, unless sooner terminated as provided in this Agreement, continue until the date that the Facility is issued a certificate of occupancy (the "Term").

                                   ARTICLE II
                         DUTIES AND RIGHTS OF DEVELOPER

         2.1 Approval of Site. Developer has presented the Site to Owner for approval, and Owner's execution of this Agreement evidences Owner's approval of the Site subject to the terms and conditions of this Agreement. Developer shall provide to Owner with respect to the Site, upon its request: (i) title and survey information, and (ii) a Phase I environmental site assessment.

         2.2 Site Development Services. If as of the date hereof, the Site is not properly zoned for the construction and operation of the Facility, then Developer shall seek to obtain any required rezoning for the Site to a zoning classification (or approved special exception or similar waiver) such that the Facility may lawfully be constructed on the Site.

         2.3 Project Budget Services. Developer shall provide budgeting services as set forth in this Section 2.3. Developer has provided to Owner a detailed pro forma budget for the development and


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construction of the Project, setting forth all project costs, including all development, marketing, management, guaranty fees and other costs to be paid to Developer and any affiliates thereof. The parties hereby specifically acknowledge that the pro forma budget includes a line item for working capital/operating loss reserves and a contingency amount equal to five percent (5.0%) of all known costs relating to the development, design and construction management services provided hereunder in respect of the Facility. Developer hereby represents that only the direct costs and expenses incurred by it and its affiliates in the development and construction of the Project are included in the pro forma budget, taking into account for this purpose as an element of said direct costs all compensation of whatever nature payable to employees or other personnel of ALS and its affiliates attributable to time spent directly on the development and construction of the Project (including, without limitation, any employee benefits provided to such personnel, whether or not taxable, on a current basis or otherwise, as compensation to said personnel). Once approved by Owner (with any revisions thereto mutually agreed upon by Developer), such pro forma budget shall constitute the "Development Budget" for all purposes hereof and shall be attached hereto as Exhibit "B" and thereupon become a part hereof. The Development Budget shall be subject to the review and approval of the construction lender for the Project. If the construction lender requires any revisions to the Development Budget, then Owner and Developer shall cooperate in making such revisions which shall be subject to their mutual approval, not to be withheld unreasonably.

         2.4 Design and Construction Management Services. Developer shall provide the following design and construction management services to Owner, except to the extent that Owner determines such services are no longer necessary to be provided in light of the stage of development of the Project as of the date hereof:

         a. Submit to Owner for Owner's review and approval overall design plans and schematic drawings. After approval of such preliminary plans and drawings, Developer shall oversee the preparation of final architectural and construction plans, which shall be submitted to Owner for its review and approval;

         b. Provide and/or coordinate with third-party architects and engineers all necessary architectural services for the Facility, including architectural, structural, mechanical, electrical and plumbing/fire protection engineering services;

         c. Coordinate preparation of all design development documents, including all architectural, structural, electrical, mechanical and plumbing plans and specifications necessary for the construction of the Facility;

         d. Coordinate all civil engineering services required for the Facility as well as all services necessary for approval, acceptance and securing construction permits from appropriate federal, state and/or local governmental authorities having jurisdiction over the Site;

         e. Prepare all construction bid documents, secure bids from the general contractor, and assist Owner in negotiating the terms of the construction contract. After Owner has approved the terms of the construction contract, Developer shall have the authority to execute the construction contract as agent for Owner;

         f. Develop and review critical path schedules and updates and assist the general contractor in developing the project schedule and updates;

         g. Discuss and review with the general contractor its means and methods of construction;

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         h. Discuss and review with the general contractor permitting approval and licensing issues and requirements necessary to complete and open the Facility, and obtain (or cause the general contractor to obtain) all required permits;

         i. Perform construction management and cost control services, including assisting Owner in obtaining the most favorable prices for construction, equipment, finishes and furnishings, and making recommendations to Owner regarding change orders, extensions of time and increases or decreases in the contract sum;

         j. Monitor and evaluate construction progress and make recommendations to the general contractor and Owner as deemed necessary;

         k. Assist in the resolution of critical issues impacting the progress of work, and monitor architectural supplemental instructions and requirements for information;

         l. Provide quality control and the early detection of defects in workmanship;

         m. Review punch list items and assist in the close-out of the project; and

         n. Coordinate opening date for the Facility with Owner and the Facility's managing agent (the "Manager").

         2.5 Expenses. Owner shall provide any and all funds needed for Developer to perform the development, design and construction management services, as set forth in the Development Budget, and Owner shall be solely responsible to all third-parties (i.e., engineers, attorneys and consultants) as set forth in the Development Budget. Notwithstanding the foregoing, Developer shall be authorized to advance, on Owner's behalf, all funds needed for Developer to perform the development, design and construction management services hereunder. Owner shall reimburse Developer for all Project Costs (hereinafter defined) incurred in conjunction with the development and construction of the Project. Developer acknowledges that all Project Costs incurred prior to the Owner's acquisition of the Site were paid to Developer at the closing of the Purchase Agreement, with the exception of any adjustment with respect to the "Estimated Expenses" component of the Purchase Price paid by Owner for the Facility pursuant to Section 2 of that certain Agreement for Purchase and Sale of even date herewith (the "Purchase Agreement"). For purposes of this Agreement, "Project Costs" means all such items of cost and expense incurred by Developer in connection with the development, construction and leasing-up of the Project, including without limitation (i) all items of cost that Developer would normally capitalize as a component of the cost of a project together with related preopening and start-up costs and losses; (ii) Developer's direct cost (including costs of employees assigned to such project) associated with performing market research, development and construction management services, professional fees paid to third parties, and amounts paid under construction contracts (including costs related to the general conditions of a construction projection; (iii) to the extent Developer shall advance funds toward the development, construction or leasing-up of the Project, the Developer's imputed construction period interest; (iv) fees and expenses related to debt financing for the Project; (v) contingency reserves and (vi) the Development Fee (hereinafter defined); but only to the extent such items of cost and expense are not payable pursuant to the Management Services and Consulting Agreement between Owner and Developer relating to the management of the Project. Project Costs incurred by the Developer shall be paid by Owner to Developer within ten (10) days of Developer submitting its invoice to Owner detailing same.

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         2.6. Guarantee of On-Budget Completion. As soon as practicable after execution hereof, Developer will provide Owner a guaranty of on-budget completion, reasonably acceptable in form to Owner, related to the aggregate Project Costs actually incurred for the Project and the seven (7) other projects acquired by Owner from Developer pursuant to the Purchase Agreement and with respect to which Developer has entered into a development agreement with Owner similar to this Agreement (the "Other Projects"), which guaranty shall include commercially customary exclusions and mechanisms by which Owner and Developer may approve project change orders for the Project and such other projects.

                                   ARTICLE III
                            DEVELOPER'S COMPENSATION

         3.1 Development Fee. For the development, design and construction management services provided pursuant to this Agreement, Developer shall be paid a fee equal to seven percent (7%) of the Development Budget (the "Development Fee"), which shall be deemed earned by Developer and payable by Owner as follows:

                  (1) Upon completion of market approval, Site zoning and permitting and closing of the Site acquisition (land closing), an amount (the "Initial Payment") equal to five percent (5%) of the then projected aggregate Project Cost based on the Development Budget (or if such budget is not then finalized, as estimated in good faith by Developer); and

                  (2) Upon the issuance of a certificate of occupancy for the Facility, a final payment equal to (a) seven percent (7%) of the aggregate Project Costs actually incurred in connection with the Project less (b) the Initial Payment already paid pursuant to clause
         (1) of this Section 3.1.

Current estimates of the Development Fee payable at the above-respective times are set forth on Exhibit "C" hereto (along with similar estimates for the Other Projects).

                                   ARTICLE IV
                                   TERMINATION

         4.1 Termination Upon Opening. This Agreement shall terminate on the date the Facility is issued a certificate of occupancy, unless sooner terminated pursuant to the provisions hereof, provided that Owner's obligation to pay the Development Fee and Developer's guaranty obligation (if any) under Section 2.6 shall survive such termination.

         4.2 Termination for Default. In the event that either Owner or Developer is in default under any material term or condition of this Agreement or any other agreement between the Owner and Developer and fails either to cure or comply with such term or condition or to diligently pursue such cure within forty-five (45) days after the service of written notice of default, then the other of them may, at the expiration of such 45-day period or such longer period as may be reasonably necessary to cure such default, cancel and terminate this Agreement upon ten (10) days' written notice; provided, however, that Owner may cancel and terminate this Agreement immediately upon written notice to ALS in connection with the sale of the Facility to a third party by reason of a financing default of ALS as set forth in Section 3.c of the Purchase Rights and Financing Agreement dated as of March 31, 1999, so long as Owner first repays all indebtedness to Developer set forth in such provision as a condition to such termination and otherwise fulfills any other conditions set forth therein. Upon any such termination by Developer due to Owner's default (which may include Owner's failure to proceed with the acquisition of title to the Site), the unpaid balance of the Development Fee shall be fully due and payable.

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         4.3 Bankruptcy of Either Party. If either Owner or Developer shall cease to exist, for any reason, during the term of this Agreement, or in the event a petition in bankruptcy, arrangement or reorganization is filed by or against either of them and such petition is not dismissed within sixty (60) days, or if either or them shall make an assignment for the benefit of creditors or take advantage of any insolvency law, the other of them may forthwith terminate this Agreement.

         4.4 Suspension of Performance. If development of the Facility contemplated under this Agreement is suspended for any reason described in
Section 5.4 below, including, without limitation, any cause beyond the reasonable control of the parties hereto, then upon written notice by the Owner to Developer (the "Notice of Suspension"), Owner may at its option (i) terminate this Agreement without further liability to either party or (ii) suspend Developer's performance of its obligations under this Agreement for a period of ninety (90) days. Owner may terminate such suspension and re-commence development of the Facility by written notice to Developer whereupon Developer shall re-commence performing its obligations under this Agreement within thirty
(30) days of receipt of such notice.

                                    ARTICLE V
                            MISCELLANEOUS PROVISIONS

         5.1 Standard of Performance. Developer will devote its best efforts to the development of the Facility as contemplated by this Agreement and will act in good faith to cause the completion of the Facility in accordance with the terms and conditions of this Agreement.

         5.2 Proprietary Information. Any and all architectural, structural, engineering or other construction drawings, designs, systems and methodologies furnished by Developer or its agents to Owner in connection with the design or construction of, or otherwise integrated in, the Facility ("Proprietary Information") are proprietary and are the property of Developer. Owner shall not use any Proprietary Information or cause to have any such Proprietary Information disseminated to any third party without the written consent of Developer; provided, however, that with respect to any such Proprietary Information provided to Owner or integrated in the Facility, the Developer hereby grants to Owner a non-exclusive, perpetual, transferable license to use such Proprietary Information solely in conjunction with the ownership and/or operation of the Facility at the Site. Without prejudice to any rights and remedies otherwise available to Developer, Developer shall be entitled to equitable relief by way of injunction if Owner breaches this Section 5.2. No failure or delay by Developer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Owner agrees to indemnify Developer for any costs and expenses, including legal expenses, Developer may incur in connection with the enforcement of this Section 5.2.

         5.3 Consent. Any consent, approval or other action required or requested under or in connection with this Agreement shall not unreasonably be withheld or delayed and any request made or direction given hereunder or in connection herewith shall be reasonable, it being the intention and expectation of Owner and Developer that neither shall be capricious or arbitrary under or in connection with this Agreement. Any determination of reasonableness under this Section shall be made in light of the objectives of Owner, which objectives include, without limitation, the maximization of profit and the development and operation of the Facility as a high-quality commercially successful assisted living community.

         5.4 Force Majeure. With respect to any services to be furnished or obligations to be performed hereunder, no party shall ever be liable for failure to furnish or perform the same when prevented from doing so by Acts of God, contractor delays, strike, lockout or labor unrest, explosion,



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sabotage, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or inability despite the exercise of reasonable diligence to obtain supplies, parts or employees or others necessary to furnish such services, or because of war, riot, civil commotion or other emergency, or for any cause beyond its reasonable control; provided, however, that the lack of financial resources shall never be excused.

         5.5 Assignment and Subcontract. Except as specifically provided in this Agreement, neither Owner nor Developer may assign any of its rights or delegate any of the obligations specified in this Agreement without the prior written consent of the other party. Developer may not subcontract any of its obligations under this Agreement, except to its affiliates, without the prior written consent of Owner. Notwithstanding any such subcontracting permitted or approved hereunder, Developer will remain primarily liable for the performance of its obligations under this Agreement.

         5.6 Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, legal representatives and heirs, but nothing contained in this Section shall be deemed to constitute a consent to any assignment otherwise restricted by this Agreement.

         5.7      Indemnification.

         a. Owner and Developer each agree that the other shall be and is indemnified, defended, exonerated, and held harmless of, from and against any claim, loss, cost, damage, expense or other liability arising out of performance or failure to perform under this Agreement, excepting only liability attributable to negligence, willful misconduct or willful, wanton or reckless failure by the other party, its agents, servants, employees or independent contractors to perform its or their respective obligations under this Agreement.

         b. A person entitled to indemnification under this Section shall give notice to the indemnitor of the claim or other circumstances giving rise to a request for indemnification, promptly after becoming aware of same. If the indemnitor does not notify the person to be indemnified that it has assumed the defense of such claim within a fifteen (15) day period after receipt of the notice of the request for indemnification, then the person entitled to indemnification may assume the defense of such claim on behalf and at the expense of the indemnitor. Any compromise or settlement of any such claim shall be made only with the prior consent of the indemnitor, provided that such consent shall not be delayed or unreasonably withheld. If the indemnitor notifies the person to be indemnified that it has assumed the defense of such claim, the indemnitor may compromise or settle any claim for which indemnification is available under this Section, and the party entitled to indemnification may participate in the defense of such claim with its own legal counsel at its own expense.

         5.8 Modification. Except as otherwise provided herein, neither this Agreement nor any provision hereof can be modified, changed, discharged, extended or terminated except by an instrument in writing executed by the party against whom enforcement is sought.

         5.9 Waiver. The failure to insist upon strict compliance with any of the terms, covenants or conditions herein on one or more occasions shall not be deemed a waiver of such terms, covenants or conditions nor shall such failure impose any obligation to provide notice that strict compliance will be expected in the future, nor shall nay waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

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         5.10 Notices. All notices, demands, consents, approvals, and requests given by either party to the other hereunder shall be in writing and shall be sent by hand, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:




If to ALS:

ALTERNATIVE LIVING SERVICES. INC.
450 North Sunnyslope Road
Suite 300
Brookfield, WI 53005
Attn: William F. Lasky
Telephone: 414/789-9565
Fax: 414/789-9592

With a copy to:

Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, NE
Atlanta, GA 30303
Attn: Alan C. Leet, Esq.
Telephone: 404/420-4616
Fax: 404/522-2224

If to Owner:

Third Party Investors I, L.L.C.
c/o McDonald Investments, Inc.
250 Pearl Street, N.W.
Grand Rapids, Michigan  49503
Attn:  Randall S. Damstra
Telephone: 616/732-3396
Fax: 616/732-3394

With a copy to:

Hecht & Lentz
333 Bridge, N.W., Suite 330
Grand Rapids, Michigan  49504
Attn:  David M. Hecht, Esq.
Telephone: 616/776-7200
Fax: 616/776-7203

or to such other address and to the attention of such other person as either party may from time to time designate in writing. Notices shall be effective upon receipt. Refusal to accept delivery shall constitute receipt.

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         5.11 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understanding of the parties expressed by this Agreement taken as a whole.

         5.12 Governing Law. To the maximum extent the parties hereto may lawfully agree, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin without regard to conflict of laws principles, and shall be enforced in the state and federal Courts located in the State of Wisconsin. Each of the parties to this Agreement submits to the jurisdiction of the courts of that state and agrees that process may be served upon it by registered or certified mail addressed as provided in Section 5.10.

         5.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same document.

         5.14 Mediation. The parties agree that any disputes arising hereunder shall be submitted to non-binding mediation in accordance with the rules of the American Arbitration Association prior to the commencement of litigation by either patty. Any applicable statute of limitation or repose shall be tolled from the date of filing of the request for mediation with the American Arbitration Association until ten (10) days after the mediation is concluded.


                            [Signature Page Follows]


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         IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute and deliver this Agreement as of the date first above written.


                                          DEVELOPER:

                                          ALTERNATIVE LIVING SERVICES, INC.

                                          By:   /s/  Mark W. Ohlendorf
                                             ----------------------------------
                                             Title:  Senior Vice President


                                          OWNER:

                                          THIRD PARTY INVESTORS I, L.L.C.

                                          By:   /s/  John Meilner
                                             ----------------------------------
                                             Title:  Authorized Agent





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                                    Exhibit C
                                Development Fees
                                  (TPI Group 2)


                                  NJ             NJ            FL            AZ              AZ              CA
                             Brick Ocean     Florence     Cape Coral    Scottsdale I    Scottsdale II     Bakersfld I
                             Clare Bridge  Sterling House Clare Bridge   Clare Bridge     Crossings    Sterling Cottage
Development Fee
5% Fee - At Land Closing        295,445        192,599       189,080              -              -           194,154
-----------------------------------------------------------------------------------------------------------------------

2% Fee - At Certificate         118,178         77,039        75,632              -              -            77,662
of Occupancy
-----------------------------------------------------------------------------------------------------------------------


TOTAL DEVELOPMENT FEE           413,623        269,638       264,712            TBD            TBD           271,815
=======================================================================================================================


                                     CA                 NV
                                Bakersfld II         Tropicana           TOTAL
                               Sterling House       Clare Bridge
Development Fee
5% Fee - At Land Closing              165,907            291,218       1,328,403
--------------------------------------------------------------------------------
2% Fee - At Certificate                66,363            116,487         531,361
of Occupancy
--------------------------------------------------------------------------------
TOTAL DEVELOPMENT FEE                 232,270            407,705       1,859,764
================================================================================








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EXHIBIT LIST
Exhibit A - Description of Site
Exhibit B - Development Budget
Exhibit C - Development Fee